FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

May 25, 2011

Enercorp, Inc.

 (Exact Name of Registrant as specified in its charter)

COLORADO                               0-9083                                  84-0768802

(State or other jurisdiction                  (Commission file number)               (I.R.S. Employer

of incorporation, or organization))                                                  or Identification Number)

3509 Auburn Rd.

Auburn Hills, MI 48326

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (248) 683-4600

Item: 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 12, 2011, the Board of Directors of Enercorp elected James Jeszke in the position of Director, replacing Gene Nowak whose decision to resign from his duties was voluntary which the Board of Directors accepted.  There were no disagreements between Mr. Nowak and the Board of Directors.

Mr. Jeszke is a Senior Vice President, Special Asset Group, of Michigan Commerce Bank. In this position he is responsible for restructuring, preservation and or liquidation of troubled loans in the bank’s portfolio.  Before assuming the loan work out position, Mr. Jeszke was the Group Loan Manager of Ann Arbor Commerce Bank which is now the main office for Michigan Commerce Bank.  Jeszke received his B.S. from Michigan State University where he majored in Accounting.  He passed the C.P.A. exam and is a graduate of the School of Banking, Madison, Wisconsin.  Mr. Jeszke is deemed to be a disinterested director.

Effective May 12, 2011, the Board of Directors of Enercorp elected Fabian Ciavaglia in the position of Director replacing James Bedsworth whose decision to resign from his duties was voluntary which the Board of Directors accepted.  There were no disagreements between Mr. Bedsworth and the Board of Directors.

Mr. Ciavaglia is the Director of Supply Chain, Commercial Aircrafts with Bombardier Aerospace, Inc. since September 2010.  He has over 20 years of global experience in the automotive industry. He served as a Business Unit Manager at Valiant International, Inc., where he managed the overall automotive sector revenue strategies, and prior to this position he served as Senior Program Manager at Magna Steyr Corporation.  From 1998 to 2008 he worked at Comau, Inc a subsidiary of FIAT, where held several managing positions. Ciavaglia’s formal education includes achieving a BS in Electrical Engineering from Lawrence Technological University and an MBA from Northwestern University’s Kellogg School of Management.  Mr. Ciavaglia is deemed to be a disinterested director.

In addition, the Board of Directors appointed Mr. William Salatino in the position of the President and Chief Operating Officer of Enercorp.  Mr. Salatino has over 20 years of diversified Sr. Executive, Operational and Team Building experience.  Mr. Salatino was Group Vice President of Valiant Corporations North American Manufacturing, Production and Tooling Divisions. Headquartered in Ontario Canada, Valiant operates a number of businesses globally.  Salatino was the founding member and President/CEO of VPTECH, LLC in Auburn Hills, Michigan. Before founding VPTECH, Mr. Salatino was President/CEO of MOCO Thermal Industries, Inc. (a.k.a, Michigan Oven Company) and President of Acco Systems Inc.  Mr. Salatino gained his operational and general management experience during his eight years with the General Electric Company (“GE”), where he accelerated through increased operational managing positions. Mr. Salatino holds a BS degree in Industrial Engineering from the University of Massachusetts at Lowell, and is a graduate of GE’s highly acclaimed two year corporate, Manufacturing Management Program.

Item 8.01   Other Events

The Board of Directors of Enercorp intends to raise up to $1.5 million of new capital in the form of equity by issuing shares of common stock at $0.30 per share to accredited investors.   Concurrent with this transaction, the Board of Directors intends to complete the conversion of most of the debt carried by Enercorp into shares of its common stock at $0.20 per share, as provided by the conversion agreements dated June 30, 2009.

Proceeds from the new capital will first be used to complete the necessary steps to bring Enercorp into full compliance with all applicable rules and regulations.  Currently, Enercorp is past due with its SEC filings.  In addition, the Board of Directors intends to invest the proceeds in eligible companies in order to build a solid investments portfolio.

Enercorp is in the process of negotiating with qualified placement agents to raise some or all of the $1.5 million.  As of the day of this report, no agreements or letters of intent have been signed or entered into with any placement agents.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 23, 2011

ENERCORP, INC

By: /s/Majlinda Xhuti

          Majlinda Xhuti

          Chairman of the Board of Directors